Exhibit 99.1
NEWS RELEASE	[CIGNA Logo]

For Release:	Immediate	One Liberty Place
		1650 Market Street P.O. Box 7716
Contact:	Gregory Deavens, Investor Relations - (215) 761-6128	Philadelphia, PA 19192-1550
	Wendell Potter, Media Relations - (215) 761-4450	215.761.1000

CIGNA REPORTS FIRST QUARTER 2004 RESULTS
— Higher Health Care Earnings Reflect Continued Improvement —

PHILADELPHIA, April 30, 2004 — CIGNA Corporation (NYSE: CI) today reported net income for the first quarter of 2004 of $78 million, or $0.55 per share1, compared with net income of $236 million, or $1.68 per share, for the same period last year. The decline reflects the impact of an accounting change in the Retirement segment.

CIGNA’s income from continuing operations before realized investment results and special items2 was $263 million, or $1.86 per share, for the first quarter of 2004 versus $205 million, or $1.46 per share, for the first quarter of 2003. First quarter results in CIGNA’s Health Care segment on this basis totaled $185 million, up 53% from the same period last year and 21% sequentially.

“Our earnings for the first quarter reflect significant improvement in our health care business, driven by solid execution of our medical management and expense reduction initiatives,” said H. Edward Hanway, CIGNA’s chairman and chief executive officer. “We are driving further improvement by accelerating investment in our health care product portfolio and service capabilities. With the sale of our retirement benefits business completed, we have significant financial flexibility and have heightened our focus on our health care and related benefits businesses.”

CONSOLIDATED HIGHLIGHTS

The following is a reconciliation of income from continuing operations before realized investment results and special items to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended
	March 31, 2004	March 31, 2003	December 31, 2003

Income from continuing operations before realized investment
results and special items	$263	$205	$233
Realized investment gains (losses), net	14	(21)	15
Special items,[3] net	(60)	4	42

Income from continuing operations	217	188	290
Cumulative effect of accounting change[4]	(139)	-	-
Income from discontinued operations	-	48	-

Net income	$78	$236	$290

Income from continuing operations before realized investment
results and special items, per share	$1.86	$1.46	$1.65

Income from continuing operations, per share	$1.54	$1.34	$2.06

Net income, per share	$0.55	$1.68	$2.06

•	The year-over-year increase in income from continuing operations before realized investment results and special items primarily reflects higher earnings in the Health Care segment.

•

On April 1, 2004, the company completed the sale of its retirement benefits business to Prudential Financial, Inc. for $2.1 billion in cash. The company expects to recognize a gain of approximately $675 million after-tax on the sale of this business. A significant portion of the gain will be deferred and recognized in future periods.

•	Consolidated revenues from continuing operations were $4.7 billion and $4.9 billion for the first quarter of 2004 and 2003, respectively.

•

Consolidated unpaid claims and claim expenses were $4.5 billion at March 31, 2004 and $4.7 billion at December 31, 2003. Unpaid claims and related liabilities for CIGNA’s guaranteed cost, minimum premium, and retrospectively experience-rated health care products were $1.8 billion at March 31, 2004 and $1.9 billion at December 31, 2003.

•

As previously indicated, the company expects to use share repurchase as the primary means for distributing excess capital to shareholders. During April 2004, the company repurchased approximately 520,000 shares of its stock for $36 million. No shares were repurchased during the first quarter of 2004 or in 2003. Remaining stock repurchase authority as of April 30, 2004 is $536 million.

•

Cash at the parent company group was approximately $300 million at March 31, 2004. This compares to $270 million at March 31, 2003 and $160 million at December 31, 2003. In April 2004, parent company liquidity increased by $2.1 billion from the proceeds of the sale of the retirement benefits business.

HIGHLIGHTS OF SEGMENT RESULTS

•	Adjusted segment earnings are income from continuing operations before realized investment results and special items, as applicable for each segment (see Exhibit 2).

Health Care

•

This segment includes HMO and Indemnity operations. HMO includes medical and dental managed care and specialty health care operations. Indemnity includes medical and dental indemnity products as well as group disability and life insurance products associated with certain experience-rated health care accounts. This segment’s adjusted earnings are summarized below.

Adjusted Segment Earnings (after-tax, dollars in millions):

	First Qtr. 2004	First Qtr. 2003	Change		Fourth Qtr. 2003	Change

HMO	$146	$106	38%		$140	4%
Indemnity	39	15	160		13	200

Total Segment	$185	$121	53%		$153	21%

Segment Margin, After-Tax[5]	5.8%	3.5%	230	bps	4.6%	120	bps

•

The year-over-year increase in adjusted HMO earnings primarily reflects benefits from lower operating expenses, favorable prior year development and improved specialty health care results, partially offset by the effect of lower membership. The sequential increase in adjusted HMO earnings primarily reflects lower expenses and effective medical cost management, partially offset by the effect of lower membership.

•

The year-over-year and sequential increases in adjusted Indemnity earnings primarily reflect improved results in the experience-rated business, including favorable prior year development, and lower operating expenses, partially offset by lower membership.

Premiums and Fees (dollars in millions):

	First Qtr. 2004	First Qtr. 2003	Change	Fourth Qtr. 2003	Change

HMO Premiums and Fees	$1,488	$1,687	(12)%	$1,568	(5)%
Indemnity Premiums and Fees	1,298	1,456	(11)	1,389	(7)

Total Premiums and Fees	$2,786	$3,143	(11)%	$2,957	(6)%

•	Total premiums and fees declined 11% year-over-year, primarily reflecting lower membership.

Medical Membership (in thousands):

	March 31, 2004	March 31, 2003	Change	Dec.31, 2003	Change

HMO	5,486	6,427	(15)%	5,986	(8)%
Indemnity (Estimated)	4,730	5,921	(20)	5,549	(15)

Total Medical Membership	10,216	12,348	(17)%	11,535	(11)%

•	The decline in medical membership reflects lower new business sales and lower retention of existing accounts.

Disability and Life

•

This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business. Adjusted segment earnings (after-tax), and premiums and fees were as follows (dollars in millions):

	First Qtr. 2004	First Qtr. 2003	Change		Fourth Qtr. 2003	Change

Adjusted Segment Earnings	$35	$34	3%		$36	(3)%
Premiums and Fees	$475	$423	12%		$513	(7)%
Segment Margin, After-Tax	6.5%	7.0%	(50	) bps	6.2%	30	bps

•	Adjusted segment earnings reflect continued solid execution in the disability, life, and accident insurance businesses.

•	Premiums and fees increased over the first quarter of 2003, reflecting solid sales results and strong persistency.

Retirement

•

This segment includes CIGNA’s defined contribution and defined benefit retirement plan business, which was sold on April 1, 2004, and the corporate life insurance (COLI) business, which CIGNA retained. This segment’s adjusted earnings are summarized below.

Adjusted Segment Earnings (after-tax, dollars in millions):

	First Qtr. 2004	First Qtr. 2003	Change	Fourth Qtr. 2003	Change

Retirement	$38	$45	(16)%	$42	(10)%
COLI and Other	8	10	(20)	13	(38)

Total Segment	$46	$55	(16)%	$55	(16)%

•

The year-over-year and sequential declines in total adjusted segment earnings primarily reflect higher compensation and related benefit expenses associated with the sale of the retirement benefits business.

International

•

This segment includes CIGNA’s life and health insurance and employee benefits businesses operating in selected international markets. Adjusted segment earnings (after-tax) and premiums and fees were as follows (dollars in millions):

	First Qtr. 2004	First Qtr. 2003	Change	Fourth Qtr. 2003	Change

Adjusted Segment Earnings	$15	$10	50%	$14	7%

Premiums and Fees	$239	$214	12%	$219	9%

•	The year-over-year increase in adjusted segment earnings primarily reflects earnings growth in the life, accident and health insurance business.

•	The increase in premiums and fees over first quarter 2003 levels primarily reflects growth in the life, accident and health insurance business and the expatriate benefits business.

Other Segments

•	Adjusted segment earnings (losses) for CIGNA’s remaining operations are presented below (after-tax, dollars in millions):

	First Qtr. 2004	First Qtr. 2003	Change	Fourth Qtr. 2003	Change

Run-off Reinsurance	$(10)	$(15)	33%	$(18)	44%
Other Operations	$10	$20	(50)%	$15	(33)
Corporate	$(18)	$(20)	10%	$(22)	18%

•	Relative to the first and fourth quarters of 2003, results reflect lower losses in Run-off Reinsurance, higher severance and retention accruals in Other Operations, and lower expenses in Corporate.

OUTLOOK

•

CIGNA increased its estimate for full year 2004 consolidated income from continuing operations before realized investment results and special items[2,6] to a range of $730 million to $790 million, including $535 million to $585 million for the Health Care segment.

•

The company currently estimates second quarter 2004 consolidated income from continuing operations before realized investment results and special items to be in the range of $155 million to $185 million, including $125 million to $140 million for the Health Care segment.

•

The full year and second quarter 2004 consolidated outlook reflects lower earnings resulting from the sale of the retirement benefits business. In addition, CIGNA’s outlook assumes that favorable prior year development and certain favorable expense items included in first quarter Health Care segment earnings will not recur.

This quarterly earnings release and the Quarterly Statistical Supplement are available on CIGNA’s web site (http://www.cigna.com) in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/general/about/investor/disclosures_recent.html). A link to the conference call on which management will review first quarter 2004 results and provide second quarter and full year 2004 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/general/about/investor/events.html).

7

*Notes:

1.	Earnings per share are on a diluted basis.

2.

Income from continuing operations before realized investment results and special items, which are identified and quantified in Note 3, is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and income from continuing operations. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is income from continuing operations. See Exhibit 2 for a reconciliation, by segment, of first quarter 2004 and 2003 and fourth quarter 2003 GAAP income from continuing operations to income from continuing operations before realized investment results and special items.

3.

The special items included in net income and income from continuing operations but excluded from income from continuing operations before realized investment results and special items, adjusted segment earnings and the calculation of segment margins are:

First Quarter 2004
•	After-tax restructuring charge of $49 million related to CIGNA’s operational effectiveness review.
•

After-tax charge of $11 million related to the accounting for AICPA Statement of Position No. 03-01, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. See Note 4 for additional information.

Fourth Quarter 2003
•	After-tax benefit of $33 million related to a reduction in the allowance for amounts recoverable from experience-rated pension policyholders.
•

After-tax benefit of $9 million reflecting a reduction in costs associated with the 2002 and 2001 health care restructuring programs (including gains on other postretirement benefits). The benefit reflects lower severance costs due to higher attrition and lower real estate costs due to sub-leasing activity.

First Quarter 2003
•	After-tax benefit of $4 million related to CIGNA’s postretirement benefit obligation attributable to the fourth quarter 2002 restructuring program.

4.

This represents the cumulative effect of adopting AICPA Statement of Position (SOP) No. 03-01, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. This SOP requires recording liabilities for experience-rated pension policyholder contracts based on the fair value of associated pools of assets and recording unearned revenues on corporate universal life contracts. This accounting change primarily impacts the sold retirement benefits business and is reflected in the gain on sale of this business.

5.

Segment margins in this press release are calculated by dividing adjusted segment earnings (income (loss) from continuing operations before realized investment results and special items) by revenues excluding realized investment results. Segment margins including special items for the Health Care segment were 4.9%, 4.9%, and 3.6% for the three months ended March 31, 2004, December 31, 2003, and March 31, 2003, respectively.

6.

Information is not available for management to reasonably estimate income from continuing operations at this time. Second quarter and full year income from continuing operations will include realized investment results, which are not predictable, and special items. Special items for the year will reflect a portion of the gain associated with the sale of the retirement benefits business; the impact of any ongoing volatility from derivatives accounting associated with a portion of the reinsurance liabilities from the sale of the retirement benefits business; and the special items recognized in the first quarter as described in Note 3. Other than these items, information is not available for management to reasonably estimate full year 2004 special items.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

CIGNA and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in CIGNA’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. Forward-looking statements in this press release include information regarding, among other things, the company’s earnings estimates for the full year and second quarter of 2004 as well as the gain on the sale of the retirement benefits business. You should not place undue reliance on these forward-looking statements. CIGNA cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:

1.	increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA’s health care operations, including increased use and costs of medical services;
2.	increased medical, administrative, technology or other costs resulting from legislative and regulatory challenges to, and new regulatory requirements imposed on, CIGNA’s health care business;
3.

challenges and risks associated with implementing the improvement initiatives in the health care operations, the organizational realignment and the reduction of overall CIGNA and health care cost structure, including that operational efficiencies and medical cost benefits do not emerge as expected;

4.	risks associated with the amount and timing of gain recognition on the sale of CIGNA’s retirement benefits business;
5.

risks associated with pending and potential state and federal health care class action lawsuits, purported securities class action lawsuits, disputes regarding reinsurance arrangements, other litigation challenging CIGNA’s businesses and the outcome of pending government proceedings;

6.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA’s businesses;
7.	significantly greater than expected reductions in medical membership;
8.	significant changes in interest rates;
9.	downgrades in the financial strength ratings of CIGNA’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;
10.

limitations on the ability of CIGNA’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

11.

inability of the program adopted by CIGNA to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures and forward contracts and in matching such contracts to the underlying equity risk);

12.

adjustments to the reserve assumptions and other considerations (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating CIGNA’s liabilities for reinsurance contracts that guarantee minimum death benefits under certain variable annuities;

13.

adjustments to the assumptions (including annuity election rates) used in estimating CIGNA’s assets and liabilities for reinsurance contracts that guarantee minimum income benefits under certain variable annuities;

14.

significant stock market declines, which could, among other things, result in increased pension expenses in CIGNA’s pension plan in future periods and the recognition of additional pension obligations;

15.

unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

16.	significant deterioration in economic conditions, which could have an adverse effect on CIGNA’s operations and investments;
17.	changes in federal income tax laws; and
18.	risk factors detailed in CIGNA’s Form 10-K for the fiscal year ended December 31, 2003, including the Cautionary Statement in Management’s Discussion and Analysis.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude CIGNA from realizing the forward-looking statements. While CIGNA may periodically update this discussion of risk factors, CIGNA does not undertake to update any forward-looking statement that may be made by or on behalf of CIGNA prior to its next required filing with the Securities and Exchange Commission.

Exhibit 1
[CIGNA Logo]

CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2004	2003

REVENUES (Excluding discontinued operations)
Premiums and fees	$3,624	$3,915
Net investment income	603	658
Other revenues (1)	474	358
Realized investment gains (losses)	21	(31)

Total	$4,722	$4,900

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
REALIZED INVESTMENT GAINS (LOSSES) AND SPECIAL ITEMS (2)
Health Care:
HMO operations	$146	$106
Indemnity operations	39	15

Total Health Care	185	121
Disability and Life	35	34
Retirement	46	55
International	15	10
Run-off Reinsurance	(10)	(15)
Other Operations	10	20
Corporate	(18)	(20)

Total	$263	$205

INCOME (LOSS) FROM CONTINUING OPERATIONS (2)
Health Care:
HMO operations	$143	$108
Indemnity operations	17	9

Total Health Care	160	117
Disability and Life	36	25
Retirement	41	52
International	16	10
Run-off Reinsurance	(9)	(16)
Other Operations	11	20
Corporate	(38)	(20)

Total	$217	$188

DILUTED EARNINGS PER SHARE:
Income from continuing operations before realized
investment gains (losses) and special items	$1.86	$1.46
Realized investment gains (losses), net of taxes	0.10	(0.15)
Special items, after-tax	(0.42)	0.03

Income from continuing operations	1.54	1.34
Income from discontinued operations, net of taxes	-	0.34

Income before cumulative effect of accounting change	1.54	1.68
Cumulative effect of accounting change, net of taxes	(0.99)	-

Net income	$0.55	$1.68

Weighted average shares (in thousands)	141,304	140,060

SHAREHOLDERS' EQUITY at March 31:	$4,628	$4,135

SHAREHOLDERS' EQUITY PER SHARE at March 31:	$32.73	$29.49

(1)

Includes pre-tax derivative results recorded in CIGNA's run-off reinsurance operations ($31 million of losses for the first quarter of 2004, and $56 million of gains for the first quarter of 2003) and experience-rated pension trading portfolio results recorded in Retirement ($165 million of gains for the first quarter of 2004). These results are offset by amounts included in benefits losses and settlement expenses.

(2)

See Exhibit 2 for a reconciliation of income (loss) from continuing operations before realized investment gains (losses) and special items to income (loss) from continuing operations in accordance with generally accepted accounting principles (GAAP).

CIGNA Corporation Supplemental Financial Information Income (Loss) from Continuing Operations Before Realized Investment Gains (Losses) and Special Items (Dollars in millions, except per share amounts)	Exhibit 2

			Health Care

	HMO		Indemnity		Total		Disability & Life		Retirement		International
Three Months Ended March 31,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$143	$108	$17	$9	$160	$117	$36	$25	$41	$52	$16	$10
Realized investment results, net of taxes	(1)	-	(3)	8	(4)	8	(1)	9	(6)	3	(1)	-
Special items, after-tax:
Restructuring charge	4	-	25	-	29	-	-	-	-	-	-	-
Charge for SOP 03-01	-	-	-	-	-	-	-	-	11	-	-	-
Gain on other postretirement benefits	-	(2)	-	(2)	-	(4)	-	-	-	-	-	-

Income (loss) from continuing operations before realized investment gains (losses) and special items	$146	$106	$39	$15	$185	$121	$35	$34	$46	$55	$15	$10

	Run-off Reinsurance		Other Operations		Corporate		Consolidated		Diluted Earnings Per Share
Three Months Ended March 31,	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Income (loss) from continuing operations*	$(9)	$(16)	$11	$20	$(38)	$(20)	$217	$188	$1.54	$1.34
Realized investment results, net of taxes	(1)	1	(1)	-	-	-	(14)	21	(0.10)	0.15
Special items, after-tax:
Restructuring charge	-	-	-	-	20	-	49	-	0.34	-
Charge for SOP 03-01	-	-	-	-	-	-	11	-	0.08	-
Gain on other postretirement benefits	-	-	-	-	-	-	-	(4)	-	(0.03)

Income (loss) from continuing operations before realized investment gains (losses) and special items	$(10)	$(15)	$10	$20	$(18)	$(20)	$263	$205	$1.86	$1.46

	Health Care

Three Months Ended December 31, 2003	HMO	Indemnity	Total	Disability & Life	Retirement	International

Income (loss) from continuing operations*	$146	$24	$170	$34	$102	$14
Realized investment results, net of taxes	(1)	(7)	(8)	2	(14)	-
Special items, after-tax:
Reduction in allowance against amounts
recoverable from pension policyholders	-	-	-	-	(33)	-
Restructuring items, net	(5)	(4)	(9)	-	-	-

Income (loss) from continuing
operations before realized investment gains (losses) and special items	$140	$13	$153	$36	$55	$14

Three Months Ended December 31, 2003	Run-off Reinsurance	Other Operations	Corporate	Consolidated	Diluted Earnings Per Share

Income (loss) from continuing operations*	$(18)	$10	$(22)	$290	$2.06
Realized investment results, net of taxes	-	5	-	(15)	(0.11)
Special items, after-tax:
Reduction in allowance against amounts
recoverable from pension policyholders	-	-	-	(33)	(0.24)
Restructuring items, net	-	-	-	(9)	(0.06)

Income (loss) from continuing
operations before realized investment gains (losses) and special items	$(18)	$15	$(22)	$233	$1.65

* Income (loss) from continuing operations is presented in accordance with generally accepted accounting principles (GAAP).